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                                                                    EXHIBIT 5.1

               [GARDERE WYNNE SEWELL & RIGGS, L.L.P. LETTERHEAD]






                                 June 21, 1999


Board of Directors
R&B Falcon Corporation
901 Threadneedle
Houston, Texas 77079

Gentlemen:

         We have acted as counsel to R&B Falcon Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission on this date relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer by the selling securityholders described therein of up to 10,500,000 shares the Company's common stock, par value $0.01 per share (the "Shares"), and common stock purchase warrants to purchase the Shares (the "Warrants").

         As the basis for the opinions expressed below, we have examined the Registration Statement, the Prospectus contained therein, the Certificate of Incorporation of the Company and such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) that the signatures on all documents that we have examined are genuine, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity with the original documents of all documents submitted to us as copies.

         Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Warrants have been duly authorized, and have been validly issued and are fully paid and non-assessable, and that the Shares that will be issued upon the exercise of the Warrants have been duly authorized, and when issued and delivered to the holders of the Warrants against payment therefor as provided in the warrant agreement governing the Warrants, will have been validly issued and will be fully paid and non-assessable.



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Board of Directors
R&B Falcon Corporation
June 21, 1999
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         The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         This opinion is rendered solely for the benefit of the Company and is not to be used, circulated, copied, quoted or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                       Very truly yours,

                                       /s/ William Mark Young

                                       William Mark Young, Partner